                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                DAVID B. BECKER,

                        JOHN E. TAYLOR, AS TRUSTEE OF THE

                          DAVID B. BECKER FAMILY TRUST

                                       AND

               DAVID B. BECKER, AS TRUSTEE OF THE DAVID B. BECKER

                          CHARITABLE REMAINDER UNITRUST

                               AS SHAREHOLDERS OF

                         RE:MEMBER DATA SERVICES, INC.,

                                       AND

                              RD ACQUISITION CORP.

                         CLOSING DATE AS OF JULY 8, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                         PAGE
1  DEFINITIONS.........................................................   1

2  SALE OF STOCK; CLOSING..............................................   6
   2.1.  Sale of Stock.................................................   6
   2.2.  Consideration.................................................   6
   2.3.  Net Current Assets Adjustment to Purchase Price...............   7
   2.4.  Accounts Receivable Adjustment to Purchase Price..............   9
   2.5.  Capped Liabilities............................................   9
   2.6.  Lease Amount..................................................  10
   2.7.  Closing.......................................................  11
   2.8.  Deliveries by Sellers at Closing..............................  11
   2.9.  Deliveries by Buyer at Closing................................  12

3  REPRESENTATIONS AND WARRANTIES OF SELLER............................  13
   3.1.  Organization..................................................  13
   3.2.  Power and Authorization.......................................  13
   3.3.  No Conflict...................................................  13
   3.4.  Title to Assets...............................................  13
   3.5.  Condition of Assets...........................................  14
   3.6.  Financial Statements..........................................  14
   3.7.  Accounts Receivable; Credits..................................  14
   3.8.  Pre-Bill......................................................  14
   3.9.  Litigation....................................................  14
   3.10. Compliance with Law...........................................  14
   3.11. Absence of Undisclosed Liabilities............................  15
   3.12. Absence of Certain Changes....................................  15
   3.13. Contracts.....................................................  16
   3.14. Intellectual Property.........................................  16
   3.15. Real Property.................................................  18
   3.16. Environmental Matters.........................................  19
   3.17. Labor; ERISA..................................................  19
   3.18. Taxes.........................................................  21
   3.19. Capitalization; Relationships with Related Persons............  22
   3.20. Brokers.......................................................  22
   3.21. Insurance.....................................................  22
   3.22. Powers of Attorney............................................  23
   3.23. Debt..........................................................  23
   3.24. Certain Payments..............................................  23
   3.25. Statements not Misleading.....................................  24

4  REPRESENTATIONS AND WARRANTIES OF BUYER.............................  24
   4.1.  Organization and Power of Buyer...............................  24

   4.2.  Authorization.................................................  24
   4.3.  No Conflict...................................................  24
   4.4.  Investment Intent.............................................  24

5  COVENANTS...........................................................  25
   5.1.  Further Assurances; Cooperation...............................  25
   5.2.  Covenants not to Compete......................................  25
   5.3.  Expenses; Transfer Taxes......................................  27
   5.4.  Taxes.........................................................  27
   5.5.  Employment Matters............................................  29
   5.6.  Transfer of Domain Name.......................................  30

6  INDEMNIFICATION.....................................................  30
   6.1.  Indemnified Losses............................................  30
   6.2.  Indemnification by Sellers....................................  31
   6.3.  Indemnification By Buyer......................................  31
   6.4.  Third Party Claims Against The Indemnified Parties............  31
   6.5   Third Party Claims Against Seller.............................  32
   6.6.  Procedures; No Waiver; Exclusivity............................  32
   6.7.  Set-Off.......................................................  33
   6.8.  Survival......................................................  33
   6.9.  Limitations on Indemnification by the Seller Parties..........  33
   6.10. Exclusive Remedy..............................................  34

7  MISCELLANEOUS.......................................................  34
   7.1.  Notices.......................................................  34
   7.2.  Entire Agreement..............................................  34
   7.3.  Counterparts..................................................  35
   7.4.  Parties in Interest; Assignment...............................  35
   7.5.  Governing Law.................................................  35
   7.6.  Schedules and Headings........................................  35
   7.7.  Amendment.....................................................  35
   7.8.  Waiver........................................................  35
   7.9.  Joint and Several Liability...................................  35
   7.10  Press Release.................................................  35

EXHIBITS AND SCHEDULES

Exhibit A         --      Escrow Agreement
Exhibit B         --      Opinion of Counsel to Seller
Exhibit C         --      Buyer's standard NDA/Invention Assignment Agreement
Exhibit D         --      Stock Power

Schedule 1A       --      Leases
Schedule 2.2      --      Bank Debt
Schedule 2.3      --      Closing Balance Sheet
Schedule 2.8(e)   --      Liens to be Released
Schedule 3.1      --      Foreign Qualification Jurisdictions
Schedule 3.3      --      Consents, Etc.
Schedule 3.4      --      Title to Assets
Schedule 3.6      --      Reference Date Balance Sheet
Schedule 3.12(c)  --      Absence of Certain Changes
Schedule 3.13     --      Contracts
Schedule 3.14     --      Intellectual Property
Schedule 3.15     --      Real Property
Schedule 3.16     --      Permits
Schedule 3.17     --      Labor; ERISA
Schedule 3.18     --      Tax Returns
Schedule 3.19     --      Related Party Transactions
Schedule 3.20     --      Brokers
Schedule 3.21     --      Insurance Matters
Schedule 3.23     --      Debt
Schedule 5.5(b)   --      Options

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (the "Agreement") is executed as of July 8, 2004, by and between David B. Becker, John E. Taylor, as Trustee of The David B. Becker Family Trust and David B. Becker, as Trustee of The David B. Becker Charitable Remainder Unitrust (each a "Seller", collectively "Sellers"), as the sole shareholders of RE:MEMBER DATA SERVICES, INC., a corporation incorporated under the laws of the State of Indiana (the "Company") and RD ACQUISITION CORP., a corporation incorporated under the laws of the State of Delaware ("Buyer") (collectively, the "parties").

                                    RECITALS

      WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, all of the outstanding capital stock of the Company (the "Stock") upon the terms and conditions of this Agreement;

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Accountants" shall have the meaning assigned to it in Section 2.3.

      "Accounts Receivable" shall mean (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

      "Adjustment Liabilities" shall mean the Capped Liabilities, customer deposits, the current portion of unearned maintenance revenues and all other liabilities classified as current liabilities in accordance with GAAP, without giving effect to the repayment of the Shareholder Debt and Bank Debt by Buyer pursuant to Section 2.2. For purposes of determining the Adjustment Liabilities as of June 30, 2004 and as of the Closing, no amount shall be included for accrued self insurance claims, as the Company will not be responsible for such claims after Closing (as further provided in Section 5.5(c)). In addition, the Adjustment Liabilities shall not include any accrual for Sellers' Legal Fees or Sellers' Accounting Fees for which the Company is not be responsible.

      "Bank Debt" shall have the meaning assigned to it in Section 2.2.

      "Business" shall mean the business of developing, marketing and providing data processing services to banks and/or credit unions, including, without limitation, the licensing or provision of the Company's Products.

      "Buyer" shall mean RD Acquisition Corp., a Delaware corporation.

      "Cap" shall have the meaning assigned to it in Section 6.9.

      "Capped Liabilities" shall mean all trade accounts payable, the current portion of capital lease obligations, that certain Debt shown as "line of credit payable to bank" on the Reference Date Balance Sheet, the long term portion of capital lease obligations and the Shareholder Debt, without giving effect to the repayment of the Bank Debt and the Shareholder Debt by Buyer pursuant to Section 2.2.

      "Claimed Set-Off" shall have the meaning assigned to it in Section 6.7.

      "Closing" shall mean the consummation of the purchase and sale transaction described herein.

      "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.7.

      "Code" shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued pursuant thereto.

      "Collection Period" shall have the meaning assigned to it in Section 2.4.

      "Company" shall mean re:Member Data Services, Inc., an Indiana corporation.

      "Company Software" shall have the meaning assigned to it in
Section 3.14.

      "Company Tax-Related Assets" shall mean all attributes (including, but not limited to, amount, character and availability), rights and claims of any kind relating to Taxes, of, relating to, or made by or for the benefit of the Company, whenever arising, whether choate or inchoate, and whether or not asserted, including, but not limited to, Tax reserves, deposits, payments, estimated payments, credits, allowances, carryover and carryback amounts (including, among other things, losses, credits, deductions and similar items), refunds, claims and all rights with respect to any of the foregoing, including any interest thereon, together with any other Tax-related items which may be reflected in or may otherwise affect or be affected by the computation of any of the foregoing or by the computation of the amount of the Company's liability for any Taxes.

      "Competitive Activities" shall have the meaning assigned to it in Section 5.2.

      "Contracts" shall have the meaning assigned to it in Section 3.13.

      "Current Assets" shall mean all assets classified as current assets in accordance with GAAP.

      "Debt", as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person's assets or property, whether or not the obligations have assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

      "DOL" shall mean the United States Department of Labor or any successor agency thereto.

      "Environmental Laws" shall have the meaning assigned to it in Section
3.16.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law and any rules and regulations issued pursuant thereto.

      "Escrow Agent" shall have the meaning assigned to it in Section 2.2(b).

      "Escrow Agreement" shall have the meaning assigned to it in Section
2.2(b).

      "Escrow Claim" shall have the meaning assigned to it in Section 6.7.

      "Escrow Funds" shall have the meaning assigned to it in Section 2.2(b).

      "Estimated Excess Capped Liability Adjustment" shall have the meaning assigned to it in Section 2.5.

      "Estimated Net Current Asset Adjustment" shall have the meaning assigned to it in Section 2.3.

      "Excess Capped Liability Amount" shall have the meaning assigned to it in
Section 2.5.

      "Final Net Current Assets" shall have the meaning assigned to it in
Section 2.3.

      "Financial Statements" shall have the meaning assigned to it in Section
3.6.

      "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      "Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

      "Hazardous Materials" shall have the meaning assigned to it in Section
3.16.

      "Increase in Capped Liabilities" shall have the meaning assigned to it in
Section 2.5.

      "Indemnified Parties" shall have the meaning assigned to it in Section
6.2.

      "Indemnified Person" shall have the meaning assigned to it in Section 6.6.

      "Indemnifying Person" shall have the meaning assigned to it in Section
6.6.

      "IRS" shall mean the Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of Treasury.

      "June 30 Balance Sheet" shall have the meaning assigned to it in Section 2.3.

      "Lease Amount" mean $326,000.

      "Leases" shall mean those certain Leases set forth on Schedule 1A.

      "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

      "Losses" shall have the meaning assigned to it in Section 6.1.

      "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company or the Business: (a) is, or could be, materially adverse to the operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company or the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Company or the Business in the manner in which it is currently operated or conducted, by the Company, or (c) could impair the ability of Sellers to consummate the transactions contemplated by this Agreement.

      "Net Current Assets" shall mean the Current Assets, plus any Excess Capped Liabilities Amount, minus the Adjustment Liabilities.

      "Non-Compete Period" shall have the meaning assigned to it in Section 5.2.

      "Options" shall have the meaning assigned to it in Section 5.5.

      "Permits" shall have the meaning assigned to it in Section 3.16.

      "Permitted Liens" shall have the meaning assigned to it in Section 3.4.

      "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

      "Plans" shall have the meaning assigned to it in Section 3.17.

      "Products" shall have the meaning assigned to it in Section 3.14.

      "Proprietary Rights" shall have the meaning assigned to it in Section
3.14.

      "Proprietary Rights Agreements" shall have the meaning assigned to it in
Section 3.14.

      "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Sellers for the Stock and includes the cash consideration payable pursuant to
Section 2.2(a) and the Escrow Funds payable pursuant to Section 2.2(b).

      "Receivable Shortfall" shall have the meaning assigned to it in Section
2.4.

      "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller.

      "Reduction in Net Current Assets" shall have the meaning assigned to it in
Section 2.3.

      "Reference Date" shall mean March 31, 2004.

      "Reference Date Balance Sheet" shall mean the audited balance sheet for the Company as of the Reference Date.

      "Related Person" shall mean any officer, director, shareholder, employee or consultant of the Company or any holder of five percent (5%) or more of any class of stock of the Company or any member of the immediate family of any such officer, director, shareholder, employee or consultant or any entity controlled by any such officer, director, shareholder, employee or consultant or by a family member of any such officer, director, shareholder, employee or consultant.

      "Returns" shall have the meaning assigned to it in Section 3.8.

      "Sellers" shall mean David B. Becker, John E. Taylor, as Trustee of the David B. Becker Family Trust and David B. Becker, as Trustee of the David B. Becker Charitable Unitrust.

      "Sellers' Legal Fees" shall mean all legal costs and expenses incurred by the Company or Sellers in connection with this Agreement and the transactions contemplated hereby, which costs and expenses total $100,000.

      "Sellers' Accounting Fees" shall mean all accounting costs and expenses incurred by the Company or Sellers in connection with this Agreement and the transactions contemplated hereby, which costs and expenses total $2,350.

      "Shareholder Debt" shall mean all Debt owing by the Company to Sellers (which amounts are shown as "amounts due shareholder" on the Reference Date Balance Sheet).

      "Stock" shall mean 2,878,180 shares of common stock issued and outstanding, which constitutes all of the issued and outstanding capital stock of the Company. For convenience, all share numbers set forth in this Agreement are without giving effect to the reverse stock split effected with respect to the Company's common stock on June 29, 2004.

      "Tax Audit" shall mean any Tax audit, investigation, inquiry or proposed assessment, adjustment or imposition of Taxes by any Governmental Entity.

      "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

      "Termination of Employment Agreement Payments" shall have the meaning assigned to it in Section 5.5.

      "Territory" shall have the meaning assigned to it in Section 5.2.

      "Threshold" shall have the meaning assigned to it in Section 6.9.

                                    ARTICLE 2

                             SALE OF STOCK; CLOSING

      SECTION 2.1. SALE OF STOCK. At the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, good and marketable title to the Stock.

      SECTION 2.2. CONSIDERATION. The Purchase Price shall be $20,000,000, subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3, 2.4, 2.5 and 2.6 hereof. Buyer shall pay the Purchase Price by delivery in the following manner:

      (a) $14,829,355, calculated as follows: $18,000,000 less the Termination of Employment Agreement Payments, less the Estimated Net Current Asset Adjustment, less the Estimated Excess Capped Liability Adjustment, less Sellers' Legal Fees, less Sellers' Accounting Fees and less the Lease Amount, in cash by wire transfer at Closing to Sellers in proportion to their ownership of the Stock; and

      (b) $2,326,000 (the "Escrow Funds") in cash by wire transfer at Closing to U.S. Bank National Association (the "Escrow Agent"), to be held under an escrow agreement in substantially the form of Exhibit A (the "Escrow Agreement"), said Escrow Funds to be paid to Sellers on the one year anniversary of the Closing Date in accordance with the Escrow Agreement but subject to the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3, 2.4, 2.5, 2.6 and 6.7 hereof; and

      (d) $482,152 in cash by wire transfer at Closing as payment by the Company to Ike K. Eikelberner of the portion of the Termination of Employment Agreement Payments payable to him, net of applicable payroll deductions;

      (e) $82,070 in cash by wire transfer at Closing as payment by the Company to James W. Hutchins of the portion of the Termination of Employment Agreement Payments payable to him, net of applicable payroll deductions;

      (f) $226,073 cash by wire transfer at Closing to the Company to fund the payroll deductions from the Termination of Employment Agreement Payments made pursuant to Sections 2.2(c) and (d);

      (g) $100,000 in cash by wire transfer to Sommer Barnard Ackerson for Seller's Legal Fees; and

      (h) $2,350 in cash by wire transfer to Crowe Chizek for Seller's Accounting Fees.

      In addition, Buyer shall pay the following amounts at Closing, in satisfaction of certain obligations included in the Capped Liabilities: (1) $1,926,330.82 in the aggregate by wire transfer to the parties listed on
Schedule 2.2 in payment of the Debt owing to them (the "Bank Debt"), pursuant to pay-off letter(s) provided by Sellers to Buyer, and (2) $1,894,594.83 in cash by wire transfer at Closing to David B. Becker as payment in full of the Shareholder Debt, pursuant to a pay-off letter provided by Sellers to Buyer.

      SECTION 2.3. NET CURRENT ASSETS ADJUSTMENT TO PURCHASE PRICE.

      (a) Estimated Net Current Asset Adjustment for Closing. Buyer and Sellers agree that the Purchase Price payable to Sellers shall be reduced to the extent that the Net Current Assets as of Closing represent a net liability of greater than $3,322,000. For purposes of estimating the Purchase Price adjustment to be made pursuant to this Section 2.3 (and pursuant to Section 2.5), Seller has prepared and provided to Buyer prior to Closing a balance sheet of the Company as of June 30, 2004 (a copy of which is attached hereto as Schedule 2.3) (the "June 30 Balance Sheet"), together with a statement of the Net Current Assets and Capped Liabilities of the Company as of June 30, 2004. The Net Current Assets as shown on the June 30 Balance

Sheet reflect a net liability of $3,864,000 which is greater than the base line net liability amount of $3,322,000. The difference, in the amount of $542,000 (the "Estimated Net Current Asset Adjustment") shall be deducted from the Purchase Price at Closing, as provided in Section 2.2.

      (b) Final Balance Sheet, Final Net Current Assets and Final Capped Liability Amount. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, and deliver to Seller a balance sheet of the Company, with a statement of the Net Current Assets and Capped Liabilities of the Company as of the Closing. In the event that such Net Current Assets as of the Closing represent a net liability of greater than $3,322,000, minus the Estimated Net Current Asset Adjustment (the difference is referred to as a "Reduction in Net Current Assets"), Sellers shall be jointly and severally liable for such difference as an additional reduction in the cash portion of the Purchase Price. Buyer shall be entitled to set-off the amount of such Reduction in Net Current Assets from the Escrow Funds in accordance with Section 6.7 of this Agreement, and, to the extent the Reduction in Net Current Assets exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Sellers shall pay the difference to Buyer within (10) days after receipt of written demand therefor. No demand shall be made by Buyer for payment of any Reduction in Net Current Assets after the Closing Date until a final determination of such amount is made in accordance with Section 2.3(c).

      (c) Objection. Buyer's statement of the Net Current Assets and the Capped Liabilities as of Closing shall be deemed accepted by Sellers and binding unless at least one of the Sellers sends Buyer a written objection thereto within fifteen (15) days following Sellers' receipt thereof. In the event that Sellers deliver a timely written objection as aforesaid, and Buyer and Sellers are unable to resolve such objection within fifteen (15) days after Buyer is notified of Sellers' objection then, within five (5) business days after such failure to resolve the matters in dispute, the matters in dispute shall be submitted for final and binding determination to independent certified public accountants of national recognition and standing jointly selected by Buyer and Sellers (the "Accountants"). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. In the event that the parties are required to agree on the identity of the Accountants but are unable to do so, then the firm to be used shall be selected by lot from among the "Big 4" accounting firms, other than those firms which have had any relationship with Buyer or Sellers. The Net Current Assets and/or Capped Liabilities as of Closing proposed by Buyer, as adjusted by agreement of Sellers and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller in accordance with this paragraph, shall constitute the "Final Net Current Assets" and/or the "Final Capped Liability Amount", as applicable, and shall be binding on the parties hereto. Buyer and Sellers shall each pay their own expenses of preparing and analyzing the Final Net Current Assets, Final Capped Liability Amount and resolving objections thereto. The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

      (d) Access to Information. Solely in connection with the preparation of the statements of Net Current Assets, the Receivable Shortfall and statements of Capped Liabilities:

            (i) Buyer shall give Sellers and their accountants reasonable access to the books and records of the Company, and shall cause employees of the Company to cooperate with them and provide them with all information reasonably requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

            (ii) Buyer and Sellers, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation or determination of the Net Current Assets, the Receivable Shortfall and the Capped Liabilities.

      SECTION 2.4. ACCOUNTS RECEIVABLE ADJUSTMENT TO PURCHASE PRICE.

      (a) Receivable Shortfall. Buyer and Sellers agree that the Purchase Price payable to Sellers shall be reduced to the extent that the Accounts Receivable have not been collected by the Company or Buyer within ninety (90) days following the Closing Date (the "Collection Period").

      (b) Adjustment to Purchase Price. Within sixty (60) days following the end of the Collection Period, Buyer shall prepare and furnish to Sellers a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from Sellers to Buyer pursuant to Section 2.4(a) (a "Receivable Shortfall"). Sellers shall be jointly and severally liable for the Receivable Shortfall. Buyer shall set-off the Receivable Shortfall from the Escrow Funds in accordance with Section 6.7 and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Sellers shall pay the difference to Buyer within (10) days after receipt of written demand therefor. Upon payment of any Accounts Receivable that resulted in a Receivable Shortfall, Buyer shall remit those funds to the Escrow Agent to be included as Escrow Funds.

      (c) Collection of Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with the Company's usual and customary collection practices to cause the Company to collect the Accounts Receivable, provided that neither Buyer nor the Company shall be obligated to resort to litigation.

      SECTION 2.5. CAPPED LIABILITIES.

      (a) Buyer and Sellers agree that the Purchase Price payable to Sellers shall be reduced to the extent that the Capped Liabilities as of Closing exceed $3,000,000 (an "Excess Capped Liability Amount"). For purposes of estimating the Purchase Price adjustment to be made pursuant to this Section 2.5, Seller has prepared and provided to Buyer the June 30 Balance Sheet, together with a statement of the Net Current Assets and Capped Liabilities of the Company as of June 30, 2004, as provided in Section 2.3. The Capped Liabilities as shown on the June 30 Balance Sheet reflect an estimated Excess Capped Liability Amount of $1,410,000 (the "Estimated Capped Liability Amount"), which amount shall be deducted from the Purchase Price at Closing, as provided in Section 2.2

      (b) Within sixty (60) days following the Closing Date, the statement of Capped Liabilities as of the Closing shall be delivered to Seller by Buyer, as set forth in 2.3(b). If the

Final Excess Capped Liability Amount exceeds $3,000,000, minus the Estimated Excess Capped Liability Adjustment (the difference is referred to as an "Increase in Capped Liabilities"), Sellers shall be jointly and severally liable for such difference as a reduction in the cash portion of the Purchase Price. Buyer shall be entitled to set-off the amount of such Increase in Capped Liabilities from the Escrow Funds in accordance with Section 6.7 of this Agreement, and, to the extent the Increase in Capped Liabilities exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Sellers shall pay the difference to Buyer within (10) days after receipt of written demand therefor. The provisions of Section 2.3(c) shall apply for purposes of Sellers' objections to Buyer's statement of the Excess Capped Liability Amount and the resolution of any disputes with respect thereto. No demand shall be made by Buyer for payment of any Increase in Capped Liabilities after the Closing Date until a final determination of such amount is made in accordance with
Section 2.3(c).

      SECTION 2.6. LEASE AMOUNT. Sellers and Buyer intended that the lease described in item 5 of Schedule 1A and all related subleases (the "Leases to be Assigned") be assigned to and assumed by an affiliate of Sellers prior to Closing, and that the Company be relieved of all future obligations under the Leases to be Assigned (the "Assignment and Assumption"). Sellers have been unable to obtain the written consent of the Company's landlord to the Assignment and Assumption. Sellers represent and warrant that no consent is required for the assignment of all related subleases. Buyer is willing to consummate the transactions contemplated by this Agreement without the signed Assignment and Assumption, subject to the following:

      (a) The Lease Amount shall be deducted from the Purchase Price payable to Sellers at Closing and shall be included in the Escrow Funds and paid to the escrow agent as provided in Section 2.2;

      (b) David B. Becker agrees to use reasonable best efforts to obtain the consent of the landlord to the Assignment and Assumption within 30 days of Closing, on terms that provide that it is effective as of Closing and that do not require any payment, guaranty or continuing obligation of the Company, Buyer or Buyer's affiliates with respect to periods after the Closing;

      (c) The Company shall continue to collect and retain all payments made by subtenants, and shall pay rent to the landlord, in each case until receipt of an executed Assignment and Assumption, provided that if the Assignment and Assumption is executed as provided above, the assignee shall pay to the Company the difference between the rents collected by the Company from subtenants and the rent paid by the Company to the landlord during the period between Closing and the execution of the Assignment and Assumption; and

      (d) In the event that Buyer has not received the Assignment and Assumption complying with the requirements of this Section 2.6 within 30 days of Closing, Buyer shall be entitled to a permanent reduction in the Purchase Price in an amount equal to $451,000 (being the Lease Amount plus an additional $125,000), and shall be entitled to recover such amount from the Escrow Funds in accordance with Section 6.7 of this Agreement, and Sellers shall be jointly and severally liable, and hereby agree to indemnify the Company and Buyer for any costs, losses or damages incurred by the Company or Buyer in excess of $451,000 during the remaining term of the Leases to be Assigned (including any payments of rent actually made in excess of amounts actually collected pursuant to subleases over the life of the Leases to be Assigned).

      (e) In the event that Buyer has received the Assignment and Assumption in compliance with the requirements of this Section 2.6 within 30 days of Closing, Sellers and Buyer shall jointly instruct the Escrow Agent, in accordance with Section 2(c) of the Escrow Agreement to immediately disburse the Lease Amount from the Escrow Funds as follows: (1) to Buyer, the amount payable to Buyer pursuant to Section 2.6(c) for periods after Closing, unless previously paid to Buyer, and (2) to Sellers, pro rata, the balance of the Lease Amount.

      SECTION 2.7. CLOSING. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer's counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Sellers' counsel, Sommar Barnard Ackerson, P.C. in Indianapolis, Indiana on the date hereof or at such other time and location as the parties hereto shall agree in writing.

      SECTION 2.8. DELIVERIES BY SELLERS AT CLOSING. At the Closing, Sellers shall convey, transfer, assign and deliver to Buyer the Stock, free and clear of all Liens. Sellers shall deliver to Buyer:

      (a)   The Escrow Agreement fully executed by Sellers;

      (b) An opinion of the Sellers' counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit B to this Agreement;

      (c) The Certificates representing the Stock and duly executed Stock Powers in the form of Exhibit D, and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Stock;

      (d)   The consents listed on Schedule 3.3;

      (e)   Releases of the Liens listed on Schedule 2.8(e);

      (f) Good Standing Certificates of recent date for Seller from the Secretary of State of the States of Indiana and Texas;

      (g) Written evidence satisfactory to Buyer that Sellers are the sole shareholders of the Company, that there are no other holders of any capital stock of the Company or of any options, warrants or other rights to purchase the capital stock of the Company, other than the Options (which are to be treated as provided in Section 2.8(i) and Section 5.5(b));

      (h) Written evidence satisfactory to Buyer that the Company's 401(K) plan, health plan(s), cafeteria plan, dental plan(s), disability and accidental death and dismemberment plans, life insurance plans and other similar plans have been modified to provide that (1) the Company is no longer a sponsor, employer, member of the employer group or holder, as applicable, with respect to such plans, (2) that the employees of the Company are no longer eligible participants or members with respect to such plans, and (3) that such plans will continue to cover claims for covered services received prior to Closing, such that the Company is not responsible after Closing to pay deductibles, retentions or self-insured obligations with respect to pre-Closing periods and events;

      (i) Employment letters or other documents related to the post-Closing employment of James W. Hutchins by the Company (or Buyer, or an affiliate of Buyer), in form and substance satisfactory to Buyer;

      (j) A Transition Services Agreement in a form mutually agreeable to Sellers and Buyer with respect to the temporary, continued use of certain of the Company systems or other assets by affiliates of Sellers;

      (k) Evidence satisfactory to Buyer that no Person other than the Company is continuing to use, or has access or rights to the Company's payroll and accounting systems and databases;

      (l) A new Lease Agreement, or a lease amendment, between the Company and Duke-Weeks Realty Limited Partnership with regard to office space located at Woodland Corporate Park IV, 7820 Innovation Boulevard, Indianapolis, Indiana, in form and substance satisfactory to Buyer, which lease or amendment shall re-define the space leased by the Company as the first and third floors of such building;

      (m) Written evidence, satisfactory to Buyer, that all customer agreements and other accounts currently in the name of re:Member Data Services International, Inc. have been assigned and transferred to the Company, together with evidence of any required third party consents to such assignment and transfer;

      (n) Written evidence that any agreements that relate to the Business but that were entered into by Americard Services, Inc. rather than the Company have been properly assigned to the Company;

      (o) Evidence of the termination of existing employment agreements with James W. Hutchins and Ike K. Eikelberner, as further provided in Section 5.5(a); and

      (p) A Secretary's Certificate in form and substance satisfactory to Buyer.

      SECTION 2.9. DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller the Escrow Agreement fully executed by Buyer and Escrow Agent, and shall make the payments required by Section 2.2.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Sellers hereby jointly and severally represent and warrant to Buyer as follows:

      SECTION 3.1. ORGANIZATION. The Company is a corporation duly organized, and validly existing under the laws of the State of Indiana and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or the use of its properties or the nature of the Business requires such qualification, which jurisdictions are listed on Schedule 3.1. The Company has full power and authority to own its properties and conduct the business presently being conducted by it. The Company has no subsidiaries and has no equity interest in any other Person.

      SECTION 3.2. POWER AND AUTHORIZATION. Each Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of each Seller and is enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to either Seller or the Company, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of the Company's Articles of Incorporation or By-laws or any resolution of the board of directors or shareholders of the Company, (c) except as set forth on Schedule 3.3(c), result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, license, instrument or agreement to which either Seller or the Company is a party or by which either Seller or the Company is bound or create any Lien upon any of the assets of the Company, or (d) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract.

      SECTION 3.4. TITLE TO ASSETS. The Company has good, valid and marketable title to all of its assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 ("Permitted Liens"). No other party has any rights or claims to possession of any of the Company's assets. The assets of the Company constitute all assets, rights and properties used by the Company to operate, or necessary to operate the Business as operated by the Company prior to Closing. Except as disclosed on Schedule 3.4, neither Sellers nor any other Related Person of the Company owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of the Company.

      SECTION 3.5. CONDITION OF ASSETS. All of the tangible property of the Company is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by the Company.

      SECTION 3.6. FINANCIAL STATEMENTS. Sellers have delivered to Buyer financial information respecting the Company (the "Financial Statements"), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) audited statements of income, cash flows and changes in shareholders' equity of the Company for the fiscal year ended as of the Reference Date; (iii) unaudited balance sheet for the Company as of May 31, 2004; and (iv) unaudited statements of income, cash flows and changes in shareholders' equity for the Company for the two (2) months ended May 31, 2004. The Financial Statements fairly present the financial position and results of operations of the Company for the periods then ended and the financial position of the Company at the dates thereof and were prepared in accordance with GAAP; provided, however, the unaudited Financial Statements (i) are subject to normal recurring year-end adjustments and (ii) do not contain all footnote disclosures required by GAAP. The Company's books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of the Company, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements and have been maintained in accordance with sound business practice.

      SECTION 3.7. ACCOUNTS RECEIVABLE; CREDITS. The Accounts Receivable recorded on the books of the Company, less a bad debt reserve in the amount of $0.00 (which was determined by the Company in accordance with GAAP applied on a basis consistent with the Company's prior accounting practices) are bona fide and good, and are collectible in the amounts shown on the books of account of the Company. No Account Receivable has been released by the Company, in whole or in part, so as to reduce its value. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by the Company prior to the Closing Date.

      SECTION 3.8. PRE-BILL. The Company has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with the Company's prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

      SECTION 3.9. LITIGATION. There is no suit, action or proceeding pending against or affecting either Seller or the Company or to the knowledge of Sellers the employees of the Company relating to the Business or the transactions or the transactions contemplated hereby, nor to the knowledge of Sellers is there any such suit, action or proceeding threatened against either Seller or the Company or any of the employees of the Company. Neither Seller nor the Company is subject to any order of a Governmental Entity.

      SECTION 3.10. COMPLIANCE WITH LAW. The Company has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and the Company has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

      SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business consistent with past practice since the Reference Date.

      SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Since the Reference Date, the Company has not and will not have as of the Closing:

      (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

      (b) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business;

      (c) except as disclosed on Schedule 3.12(c), declared or paid or agreed to declare or pay any dividends or distributions of any cash or other assets of any kind whatsoever or issued or agreed to issue any capital stock or rights, options or warrants to acquire any capital stock of the Company;

      (d) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

      (e) sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

      (f) suffered any Material Adverse Effect with respect to its relationships with customers or employees, or with respect to its contracts with customers;

      (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

      (h) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

      (i) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

      (j) made any change in the accounting practices or methods followed by it;

      (k)   engaged in any restructuring or changed its constitutive documents;
or

      (l) entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on the Company or the Business.

      SECTION 3.13. CONTRACTS. Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by the Company, other than the Proprietary Rights Agreements (which are listed on Schedule 3.14(c) (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of the Company with appropriate authority and in accordance with the Company's customary practices. Neither the Company nor, to Sellers' knowledge, the other parties to such Contracts are in default thereof and all Contracts are valid and in effect. Except as described on Schedule 3.13, no customer, supplier or vendor of the Company has given any notice or, to the knowledge of Sellers, made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with the Company, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with the Company or to refuse to renew any Contract when it expires. The Contracts (along with the Proprietary Rights Agreements) constitute all contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business.

      SECTION 3.14. INTELLECTUAL PROPERTY.

      (a) Except as set forth on Schedule 3.14(a), the Company either owns or possesses the perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by the Company in connection with the Business, including, without limitation, the proprietary computer software and programs known as CuStar, RDSNet, cuStar(21), Cyber, Image Capture, Report Manager, Enterprise Manager, Streamline, Internet Banking, DocMan, Collections(21) and Credit Card Module (collectively, the "Products") and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the Products, reference manuals, CD-ROMs and other materials and products published, marketed or licensed by the Company relating to the Products all of which are free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person.

      (b) Except as set forth on Schedule 3.14(b), the Company is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the best knowledge of Sellers, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Except as set forth on Schedule 3.14(b), no such Proprietary Rights infringe or violate any Proprietary Rights of any Person. The Company has taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to the Company.

      (c) Schedule 3.14(c) contains a list of all contracts, agreements, commitments or licenses relating to the Company Software and other Proprietary Rights to which the Company is a party or by which it is bound, including, without limitation, all license agreements (including, without limitation, all forms of "shrink wrap" or "click wrap" and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the "Proprietary Rights Agreements"). The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which the Company is a party or by which it is bound related to the Company's Proprietary Rights, and constitute all contracts, agreements, commitments or licenses related to the Company's Proprietary Rights. Sellers have delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To Sellers' knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To Sellers' knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given the Company written notice of or made a claim with respect to, and Seller is not otherwise aware of, any material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to the Company or reserved under any Proprietary Rights Agreement has been assigned by the Company and no amount payable to the Company under any Proprietary Rights Agreement is in arrears or has been collected in advance and to Sellers' knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement.

      (d) The Company has the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means. No Person other than the Company may manufacture, develop, publish, market, license or sell the Products without the prior consent of the Company and the Company has not given any such consent and the Company owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of the Company, holds any proprietary rights with respect to such Products. Each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of the Company.

      (e) Schedule 3.14(e) contains a true and complete list of all material software owned, developed, published or currently sold by the Company, including, without limitation, the Products, with all such software owned by the Company designated by an asterisk (*) (the "Company Software"), as well as a list of any instructions or sequences of instructions, in whatever form embodied, which are included in any of the Company Software and which requires the consent (whether subject to royalty or otherwise) of a party other than the Company in order for any such Company Software to be sold, licensed, updated, enhanced or modified or integrated with the software by the Company, together with true and correct copies of all contracts between or among the Company, on the one hand, and any author or licensor of the software, on the other hand.

      (f) Except as set forth on Schedule 3.14(f), here has been no publication or public distribution by the Company of any of the source codes of any of the Company Software that would in any way affect the right of the Company to seek copyright protection for the Company Software. Schedule 3.14(f) contains true and correct copies of each form of license agreement which has been used by the Company, in connection with the marketing, license and distribution of the Company Software. Each end user of the Company Software has either signed a license agreement or has acquired the Company Software pursuant to a so-called "shrink wrap" or "click wrap" license with the Company. With respect to any contracts pertaining to the Company Software entered into by the Company, the Company has licensed the Company Software and not sold it, thus retaining ownership of the Company Software. To the knowledge of Sellers, there are no claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Company Software, or of any efforts, omissions or failures to perform. There are no bugs in any of the Company Software reasonably detectable with normal use, and the Products function in accordance with the specifications provided to Buyer and attached as part of Schedule 3.14(f).

      (g) Schedule 3.14(g) contains a true and complete list of all trademarks, including trademark registrations, common law trademarks and applications therefor, still in use service marks, service names, trade names, domain names, patents and patent applications, copyright registrations, and applications therefor, wholly or partially owned, licensed held or used by the Company or in the conduct of the Business.

      (h) For purposes hereof, "Proprietary Rights" shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by the Company, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

      SECTION 3.15. REAL PROPERTY. Sellers have delivered to Buyer a true, correct and complete copy of the Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). Each Lease is legal, valid, binding, enforceable against the Company and in full force and effect and represents the entire agreement between the landlord thereunder and the Company with respect to the property subject thereto. To Seller's knowledge, nothing impairs the Company's ability to enforce its rights under each Lease against the landlord. The Company has not received any notice of a breach or default under any Lease, and the Company has not granted to any other Person any rights, adverse or otherwise, under any Lease, except as set forth on Schedule 3.15. Neither the Company nor (to the knowledge of Seller) any other party to any Lease, is in breach or default in any material respect, and, to the knowledge of Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under the Lease. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Other than the leasehold interests created by each Lease, the Company holds no interests in real property of any kind. The premises subject to each Lease are not subject to any zoning ordinance, Lien, or other restriction or encumbrance which would have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed. To Sellers' knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises.

      SECTION 3.16. ENVIRONMENTAL MATTERS. The Company is not now and has not been in the past in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental Laws"). No material expenditures are or will be required in order to comply with any Environmental Laws. Schedule 3.16 sets forth all permits, licenses, registrations and certificates (the "Permits") the Company currently holds under any Environmental Laws, which are the only ones the Company needs to comply with the Environmental Laws. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the knowledge of Sellers, by any other Person on any real property owned or occupied by the Company. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

      SECTION 3.17. LABOR; ERISA.

      (a) Except as set forth on Schedule 3.17, the Company is not, and, as of the Closing Date will not be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity. The Company has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, immigration, and the payment of unemployment, workers' compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws. Schedule 3.17 attached hereto contains a list of all persons employed by the Company at the Closing Date with their respective current salaries, any commission compensation received during the last twelve (12) months and a description of all benefits provided by the Company to its employees. No employee of the Company has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with the Company or indicated an intention not to accept employment with Buyer or continue employment by the Company, if employment is offered. At the Closing Date, all employees are terminable at will by the Company and will be free of all employment obligations to the Company and all non-competition and confidentiality covenants in favor of the Company and will be free to become employees of Buyer or continue employment by the Company, if Buyer so desires.

      (b) Set forth in Schedule 3.17 is a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) all profit sharing, stock bonus, pension, 401(k), ESOP, savings, medical, dental, disability, life or accident insurance, bonus, incentive, stock option, deferred compensation and other similar compensation or employee benefit plans, funds, programs or arrangements, which are maintained for the benefit of, or relate to any or all employees of the Company (the plans referred to in clauses (i) and (ii) being collectively referred to as the "Plans"). A complete and correct copy, as of the date hereof, of each Plan has been furnished to Buyer.

      (c)   None of the Plans is a multiemployer plan within the meaning of
Section 4001 of ERISA.

      (d) Each of the Plans is in compliance in all material respects with the requirements of all applicable statutes, orders and governmental rules and regulations currently in effect, including, but not limited to, the Code and ERISA.

      (e) There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code still is within its remedial amendment period under applicable Treasury Regulations or IRS pronouncements to apply for a GUST determination letter and to make any amendment necessary to obtain a favorable determination. Company has no commitment to establish any new Plan or to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law or as set forth in Schedule 3.17). Each Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms.

      (f) Neither the Company nor any of its affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has the Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither the Company nor any officer or director of the Company is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

      (g) None of the Plans promises or provides medical or other welfare benefits to any former employee of the Company except as required by COBRA or other applicable law or by the terms of a written agreement with such former employee, and the Company has not represented, promised or contracted (whether in oral or written form) to provide welfare retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

      (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      SECTION 3.18. TAXES.

      (a) The Company has prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns ("Returns") relating to any and all Taxes concerning or attributable to the Company or the Business which the Company is required to file on or before the Closing and such Returns were true and accurate and were completed in accordance with applicable law when filed. The Company has provided the Returns listed on
Schedule 3.18.

      (b) The Company has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and the Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired or to be acquired by the Company.

      (c) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

      (d) The Company does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Seller has any knowledge of any basis for the assertion of any such liability attributable to the Company or the Business.

      (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of Subtitle A of the Code or any other provision of law.

      (f) The Company is not and has not been during the five-year period preceding the Closing Date an S corporation.

      SECTION 3.19. CAPITALIZATION; RELATIONSHIPS WITH RELATED PERSONS.

      (a) The authorized capital stock of the Company consists of 450,000,000 shares of common stock, no par value, and 50,000,000 shares of common preferred stock, of which 2,878,180 shares of common stock are issued and outstanding and constitute the Stock. There are no shares of preferred stock outstanding. Sellers are the sole beneficial and record owners of the Stock, free and clear of all Liens. Except as set forth on Schedule 3.19(a), no Person has rights, options or warrants to purchase the capital stock of the Company or any securities convertible into or exchangeable or exercisable for capital stock of the Company, or any right or claim based on prior ownership or holdings of any such security. All of the shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of capital stock of the Company have been issued in compliance with all applicable federal and state security laws.

      (b) Except as set forth on Schedule 3.19(b) no Related Person (including, without limitation, any Seller) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth on Schedule 3.19(b), neither the Company nor any Related Person (including, without limitation, any Seller), is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. No Related Person of the Company (including, without limitation, Seller) is a party to any Proprietary Rights Agreement or Contract.

      SECTION 3.20. BROKERS. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of any Seller or the Company in connection with the transactions contemplated by this Agreement.

      SECTION 3.21. INSURANCE.

      (a) Sellers have delivered to Buyer (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

      (b) Schedule 3.21 lists (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

      (c) Schedule 3.21 sets forth, by year, for the current policy year and each of the two preceding policy years (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $50,000, which sets forth (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and
(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

      (d) Except as set forth on Schedule 3.21 (i) all policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (D) are sufficient for compliance with all legal requirements and Contracts to which the Company is a party or by which it is bound; (E)will continue in full force and effect following the consummation of this Agreement; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company; (ii) no Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) the Company has paid all premiums due, and have otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof; and (iv) the Company has given notice to the insurer of all claims that may be insured thereby.

      SECTION 3.22. POWERS OF ATTORNEY. No Person has any power of attorney to act on behalf of the Company in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

      SECTION 3.23. DEBT. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of the Company other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

      SECTION 3.24. CERTAIN PAYMENTS. Since January 1, 1999, neither the Company nor director, officer, agent, or employee of the Company, or to Sellers' knowledge any other Person associated with or acting for or on behalf of any the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any statutes, laws or regulations, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      SECTION 3.25. STATEMENTS NOT MISLEADING. Sellers have disclosed all facts, events or transactions which are material to the Company and the Business. No representation or warranty of any Seller or document furnished by any Seller hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Sellers as follows:

      SECTION 4.1. ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

      SECTION 4.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 4.3. NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

      SECTION 4.4. INVESTMENT INTENT. Buyer is acquiring the Stock for its own account and not with a view to the distribution thereof.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1. FURTHER ASSURANCES; COOPERATION. Sellers will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Sellers shall take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Stock as contemplated by this Agreement.

      SECTION 5.2. COVENANTS NOT TO COMPETE.

      (a) Non-Competition. For the applicable Non-Compete Period (as that term is defined below), no Seller and no affiliate of a Seller shall, directly or indirectly, anywhere in the United States (and its territories and possessions) (the "Territory") engage in any activity which is, or participate or invest in, provide or facilitate the provision of financing to, or assist in any manner (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity) any entity whose business, activities, products or services are competitive with the business, activities, products, services or systems of Buyer or the Company (or any affiliate of Buyer) as of the date hereof (together, the "Competitive Activities"); provided, however, that AmeriCard, an affiliate of Seller, may continue to engage in the credit card processing business as currently conducted by it and the same shall not be deemed a violation of this Section 5.2(a).

      (b) Limitation on Covenant. Ownership by a Seller, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Section 5.2.

      (c) Customers. For a period of five (5) years from the Closing Date, no Seller and no affiliate of any Seller shall, directly or indirectly, either on such party's own account or in conjunction with or on behalf of any other Person, firm or company, solicit any Person, firm or company who was a customer or client of the Company, Buyer or an affiliate of Buyer as of the Closing, for business which is competitive with the business, activities, products, services or systems provided by the Company, Buyer or any affiliate of Buyer as of the Closing Date; provided, however, that the solicitation of such customers by or on behalf of AmeriCard, an affiliate of Seller, for the provision of credit card processing services shall not be deemed a violation of this Section 5.2(c). .

      (d) Employees. Except with respect to employees of the Company who are terminated by the Company within 7 days of Closing, for a period of two (2) years from the Closing Date, no Seller shall, either on such party's own account or in conjunction with or on behalf of any other Person, firm or company, and no affiliate of any Seller shall, hire, employ, solicit, entice away or attempt to hire, employ, solicit or entice away from Buyer, the Company or any other affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, manager, consultant or employee of Buyer, the Company or any affiliate of Buyer.

      (e) Confidentiality. No Seller will at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Company, Buyer or the Business, the identity of the customers and suppliers of the Company, Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of the Company, Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information. Each Seller acknowledges that many of the assets of the Company are trade secrets which Sellers are forever restricted from using or disclosing. If, in connection with the business or affairs of the Company, any Seller shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by any Seller, then the Sellers will not at any time infringe such restrictions.

      (f) Injunctive Relief. Each Seller acknowledges that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.2 by any Seller, each Seller agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Each Seller acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Glastonbury, Connecticut, and, therefore, each Seller does hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer's election, and each Seller hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against any Seller.

      (g) Severability. The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of
Section 5.2(a), 5.2(c), 5.2(d) and 5.2(e), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

      (g) Acknowledgment. Each Seller acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

      (h)   Sellers' Non-Compete Period.

            (i) With respect to each Seller, the Non-Compete Period shall be two (2) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

            (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for each Seller shall be one of the following periods of time:

                  (A)   one (1) year and six (6) months from the Closing Date;

                  (B)   one (1) year from the Closing Date; or

                  (C)   six (6) months from the Closing Date.

      SECTION 5.3. EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and Sellers shall reimburse the Company for any expenses it has paid in connection with the transactions contemplated hereby. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Stock or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Sellers, and Sellers shall promptly provide Buyer with proof of payment of such Taxes.

      SECTION 5.4. TAXES.

      (a) At Closing, Sellers shall have caused the Company to (i) pay all Taxes it is required to pay as of such time, and (ii) withhold with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

      (b) Buyer shall prepare and file, or cause to be prepared and filed, all Returns required to be filed after the Closing Date with respect to any Tax period beginning before the Closing Date and ending before, on or after the Closing Date and for any Tax period commencing with the first day of the Company's fiscal year and ending on the Closing Date, if such period is less than twelve months (the "2004 Short Period"). All Taxes shown as due on such Returns shall be paid first by the Company, but only to the extent such Taxes have been accrued or reserved against and are included in the Adjustment Liabilities as of the Closing Date, and second by the Sellers. Buyer shall prepare or have prepared such Returns in a manner consistent with the past practices of the Company to the extent not inconsistent with applicable law, and Buyer shall provide the Sellers and their authorized representatives with a copy of all such completed Returns, together with appropriate supporting information and schedules, at least twenty (20) Business Days prior to the due date (including any extension thereof) for the filing of each such Return, and the Sellers and their authorized representatives shall have the right to review and comment on each such Return. Buyer shall, in good faith, consider the Sellers' revisions to such Returns and shall be required to make the Sellers' revisions to those initial Returns (or portions thereof) filed after the Closing Date where such initial Return provides for the payment of an amount for such Tax which is in excess of the amount reserved for such Tax in the Adjustment Liabilities, and where such revisions are in accordance with applicable law and do not increase the current or future Tax liability of Buyer, the Company or any of its or their affiliates.

      (c) Sellers jointly and severally hereby covenant and agree that Sellers shall be liable for, and shall hold Buyer and the Company harmless from and against, (i) any and all Taxes due or payable by the Company for, or loss of a Company Tax-Related Asset attributable to, any taxable year or Tax period ending on or before the Closing Date, (ii) any and all Taxes due or payable by the Company for, or loss of a Company Tax-Related Asset attributable to, any taxable year or Tax period beginning before and ending after the Closing Date (provided that liability for such Taxes will be apportioned between Sellers, for the period before and including the Closing Date, and to the Company, for post-Closing periods as follows: (A) in the cases of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (B) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company between such pre-Closing and post-Closing periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses), and (iii) any and all Taxes due or payable by the Company resulting from or arising out of the transfer of the Stock as contemplated by this Agreement, less, however, with respect to taxes described in clauses (i) and (ii), any Tax accruals included in the Adjustment Liabilities as of the Closing Date. Buyer shall afford to Sellers, their counsel, accountants and other representatives, at all reasonable times during normal business hours and upon reasonable notice, full access to all information required for inclusion in any Return required to be filed after the Closing Date that includes the operations of the Company for any period ending on or prior to the Closing Date (including, without limitation, the Return for federal income tax for the 2004 Short Period), and shall continue, or cause the Company to continue, to provide such access to such information for a period coterminous with the time remaining under the statute of limitations for the relevant Tax period. To the extent they proceed in good faith and there is no material risk of a Tax lien being placed on any of the assets of Buyer, the Company or any of their affiliates, Sellers shall have the sole obligation and right to exercise, at their own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any Tax Audit regarding any Return of the Company filed prior to the Closing Date for fiscal periods ending prior to April 1, 2004 (the "Prior Year Returns") and the 2004 Short Period Return, provided, however, that Sellers shall advise and consult with Buyer regarding the status of any such Tax Audit and provided further that, without the prior written consent of Buyer, Sellers shall not (A) make any election, change any annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing the Tax liability of Buyer, the Company or any of its or their affiliates in any Tax period ending after the Closing Date (including, without limitation, the loss of a Company Tax-Related Asset); or (B) file any amended return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or take any action, if any such amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Buyer, the Company or any of its or their affiliates in any Tax period ending after the Closing Date (including, without limitation, the loss of a Company Tax-Related Asset).

      (d) Buyer, the Company and/or its or their affiliates shall be entitled to use any net operating loss, credit, or other carryovers, or other Company Tax-Related Asset, that relate to any Tax period ending on or before the Closing Date and, provided further, that Buyer shall be entitled to elect, in its sole discretion, to forego any net operating loss, credit or other carryback, or other Company Tax-Related Asset, that relates to any Tax period beginning after the Closing Date. Buyer shall have the sole right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any Tax Audit (including the right to settle or otherwise terminate any contest with respect thereto) regarding any Tax return relating to the Company for any taxable period commencing on or after the Closing Date.

      (e) Sellers and the Buyer agree to treat all payments made by either to or for the benefit of the other under this Article 5 or under other indemnity provisions of this Agreement as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

      SECTION 5.5. EMPLOYMENT MATTERS.

      (a) Buyers and Sellers have agreed that the Company will not terminate any employees (except for Ike K. Eikelberner) prior to Closing, and if after Closing the Company terminates any of its employees, the Company shall be responsible for and shall pay all compensation or other money due to such employees with respect to the termination of their employment with the Company. In addition, Sellers will cause the Company to enter into agreements with Ike K. Eikelberner and James W. Hutchins terminating their existing employment agreements and upon Closing, the Company shall pay all amounts payable to Ike K. Eikelberner and James W. Hutchins (to the extent that James W. Hutchins' agreement entered into pursuant to Section 2.8(o) does not supersede such obligations) in connection with such termination of their existing employment agreements (including, without limitation, amounts payable as or in lieu of severance obligations, change in control payments or bonuses, incentive bonuses triggered by the sale of the Company, etc.), as further provided in Section 2.2. The amount of such payments, together with any employer-funded Social Security, Medicare and other similar payroll obligations is referred to herein as the "Termination of Employment Agreement Payments." Sellers shall cooperate with Buyer in Buyer's efforts to retain employees.

      (b) Sellers represent and warrant that (i) Schedule 5.5(b) sets forth all holders of outstanding stock options issued by the Company (the "Options"), the number of Options held by each such holder, and the exercise price of each such Option, and (ii) prior to or as of the Closing, the vesting of all Options shall have fully accelerated, such that all options are fully exercisable as of the Closing. Promptly after Closing, Buyer shall cause its parent company, Open Solutions Inc. ("OSI"), to issue substitute options (the "Substitute Options") in exchange for the Options (which shall be deemed terminated as of the issuance of the Substitute Options), on the terms set forth in this Section 5.5(b). Each Substitute Option (A) shall be fully vested on grant, (B) shall be for a number of shares of Common Stock of OSI equal to (X) the number of shares of the Company's Common Stock covered by the Option for which it is substituted DIVIDED BY (Y) 3.661 (as adjusted for any stock splits, combinations and other similar events affecting the Company's Common Stock after May 31, 2004, the "Option Exchange Ratio"), and (C) shall have a per share exercise price equal to the per share exercise price of the Option for which it is substituted MULTIPLIED BY the Option Exchange Ratio.

      (c) Sellers agree that their affiliate(s) who continue as employers with respect to the Company's plans as contemplated by Section 2.8(h) will, at not cost or expense to the Company or Buyer, (1) provide all so-called COBRA notices and benefits to employees of the Company who Buyer causes the Company to terminate in connection with the acquisition of the Company, or who have been terminated by the Company at or prior to Closing (including, without limitation, any former employees and their dependents currently participating in such plans pursuant to their COBRA rights), and (2) cover under such plans all claims for covered services received pre-Closing, and claims otherwise arising under such plans prior to Closing or on account of events or periods prior to Closing.

      SECTION 5.6. TRANSFER OF DOMAIN NAME. Buyer agrees that at such time as the domain name "remember.com" is no longer being used by the Company, or Buyer or their successors and assigns in the continuing operation of the Business, but in any event no later than promptly after the last customer of the Company to do so converts off of the Company's software system, Buyer will convey and transfer, or cause the Company or its successor or assign to convey and transfer to David B. Becker all rights that it holds to such domain name. Nothing set forth in this Section 5.6 shall obligate Buyer or the Company or their successor and assigns to expend money or resources or otherwise affirmatively defend or maintain their rights to the domain name "remember.com," or prohibit them from granting security interests in such domain name to their secured lenders in connection with the grant of a general security interest in intangibles or intellectual property rights.

                                    ARTICLE 6

                                 INDEMNIFICATION

      SECTION 6.1. INDEMNIFIED LOSSES. For the purpose of this Article 6 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

      SECTION 6.2. INDEMNIFICATION BY SELLERS. Sellers hereby jointly and severally agree to indemnify and hold harmless Buyer, the Company and their respective officers, directors, employees and agents (the "Indemnified Parties") against and in respect of any Losses which arise out of or result from:

      (a) any breach by Sellers of any representation or warranty of Sellers made herein or in any certificate, document, writing or instrument delivered by any Seller pursuant to this Agreement;

      (b) any breach by any Seller of any covenant or obligation of any Seller in this Agreement or in any certificate, document, writing or instrument delivered by a Seller pursuant to this Agreement;

      (c) any liability or obligation of the Company to any Person claiming an equity interest in the Company or asserting a claim based on any previously held equity interest in the Company (other than with respect to the Options);

      (d) any liabilities related to failure to comply with Environmental Laws or ERISA; and

      (e)   as provided in Section 6.4 hereof.

      SECTION 6.3. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 6, Buyer agrees to indemnify and hold harmless Sellers against and in respect of any Losses which arise out of or result from:

      (a) any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and

      (c)   as provided in Section 6.5 hereof.

      SECTION 6.4. THIRD PARTY CLAIMS AGAINST THE INDEMNIFIED PARTIES. Sellers further agree to jointly and severally indemnify and hold the Indemnified Parties harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to the Company or the Business, including, without limitation, any and all Losses attributable to goods, products and services provided by the Company prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.5. THIRD PARTY CLAIMS AGAINST SELLER. Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Company, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.6. PROCEDURES; NO WAIVER; EXCLUSIVITY. All claims for indemnification by a party pursuant to this Article 6 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 6.6. The party entitled to indemnification under this Article 6 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment
(A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

      SECTION 6.7. SET-OFF. (a) Except with respect to claims based on fraud committed by the Sellers or as otherwise provided in Section 6.10, recourse of any Indemnified Person to the Escrow Funds (which for all purposes of this Article 6 shall be deemed to include earnings thereon) shall be the sole and exclusive remedy of the Indemnified Person against the Sellers pursuant to this
Article 6. Buyer shall set-off against the Escrow Funds any amounts payable to Buyer pursuant to this Article 6 or under Section 2.3, 2.4, 2.5 or 2.6 (a "Claimed Set-Off").

      (b) Buyer shall give Sellers written notice of any Claimed Set-Off, including a description of the event underlying the right to set-off and the data supporting such Claimed Set-Off. Except in the case of a Claimed Set-Off made pursuant to Section 2.3, 2.4, 2.5 or 2.6 of this Agreement, Sellers shall have fifteen (15) days from the date of Buyer's written notice to object to the Claimed Set-Off. Sellers shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Escrow Funds (an "Escrow Claim"). If Sellers do not timely object to an Escrow Claim, or in the case of any Claimed Set-Off made pursuant to Section 2.3, 2.4, 2.5 or 2.6 of this Agreement, Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Escrow Funds equivalent to the Claimed Set-Off, which written notice Sellers hereby acknowledge to be sufficient to authorize the Escrow Agent to release the Escrow Funds as directed by Buyer.

      (c) If Sellers do timely object to a Claimed Set-Off, except in the case of a Claimed Set-Off made pursuant to Section 2.3, 2.4, 2.5 or 2.6 the Escrow Agent shall not release any portion of the Escrow Funds to Buyer until the Escrow Agent receives instructions which are signed by Buyer and Sellers, or until the dispute has been definitively resolved by court proceedings. If Sellers do timely object and Sellers and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Sellers or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off. If Sellers object to a Claimed Set-Off, or during the pendency of Sellers' fifteen (15) day notice period, Buyer may require the Escrow Agent to retain a portion of the Escrow Funds to cover an Escrow Claim by giving the Escrow Agent unilateral written notice to retain said portion of the Escrow Funds, which written notice Sellers hereby acknowledge to be sufficient to authorize the Escrow Agent to retain said portion of the Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release that portion of the Escrow Funds to Sellers in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and Sellers, or until the dispute has been definitively resolved by court proceedings.

      SECTION 6.8. SURVIVAL. All representations and warranties made by Sellers and Buyer herein or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of one year following the Closing Date. No claim may be asserted by any party under this Article 6 after the one year anniversary of the Closing Date, except for claims based on fraud, and provided that claims as to which written notice is given prior to such date may be prosecuted thereafter.

      SECTION 6.9. LIMITATIONS ON INDEMNIFICATION BY THE SELLER PARTIES. Notwithstanding any other provision of this Article 6, Sellers shall not be liable to Buyer (a) under Section 6.2(a) for breach of representations and warranties until the total of all Losses with respect to such matters exceeds $50,000 ("Threshold"), after which Sellers shall be liable for the amount of all

Losses back to dollar one; and (b) under Section 6.2 or 6.4 for Losses in excess of the Escrow Funds, except for claims based on fraud.

      SECTION 6.10. EXCLUSIVE REMEDY. The provisions of this Article 6 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 6, provided however that the provisions of this Article 6 shall not limit the obligations, liabilities, rights or remedies of the parties pursuant to any separate agreement entered into pursuant to this Agreement, Section 2.3(d) (in the event that the Escrow Funds are not sufficient to satisfy a Reduction in Net Current Assets), Section 2.4(b) (in the event that the Escrow Funds are not sufficient to satisfy a Receivable Shortfall), Section
2.5 (in the event that the Escrow Funds are not sufficient to satisfy an Increase in Capped Liabilities), Section 2.6 (in the event that Sellers have obligations in excess of the Lease Amount withdrawn from the Escrow Funds),
Article 5 or Buyer's rights and remedies with respect to the breach of Section 5.2.

                                    ARTICLE 7

                                  MISCELLANEOUS

      SECTION 7.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

      To Buyer:

            RD Acquisition Corp.
            300 Winding Brook Drive
            Glastonbury, CT 06033
            Attention: Chief Financial Officer

      With a copy to:

            Thomas N. Tartaro, Esq.
            Vice President & General Counsel
            Open Solutions Inc.
            300 Winding Brook Drive
            Glastonbury, CT 06033

      To any Seller:

            David B. Becker
            12193 Island Drive
            Indianapolis, IN  46256

      SECTION 7.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

      SECTION 7.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 7.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that no Seller may assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by any Seller without the prior written consent of Buyer shall be void and of no force or effect.

      SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws principles.

      SECTION 7.6. SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

      SECTION 7.7. AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

      SECTION 7.8. WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

      SECTION 7.9. JOINT AND SEVERAL LIABILITY. All obligations and liabilities of Sellers under this Agreement shall be the joint and several obligations and liabilities of all of Sellers.

      SECTION 7.10 PRESS RELEASE. No Seller shall make any public announcement or issue any press release relating to this Agreement, or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent Sellers from making any disclosure required by law.

        [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; THE NEXT
                      SUCCEEDING PAGE IS A SIGNATURE PAGE.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

                                    SELLERS:

                                    /s/ David B. Becker
                                    ------------------------------------------
                                    David B. Becker

                                    /s/ John E. Taylor TRUSTEE
                                    ------------------------------------------
                                    John E. Taylor, as
                                      Trustee for The David B. Becker
                                         Family Trust, u/a 10/27/2000

                                    /s/ David B. Becker
                                    ------------------------------------------
                                    David B. Becker, as Trustee for The
                                      David B. Becker Charitable Remainder
                                         Unitrust, u/a 6/23/2004

                                    BUYER:

                                    RD ACQUISITION CORP.

                                    By: /s/ Carl D. Blandino
                                        ---------------------------------------
                                    Name:  Carl D. Blandino
                                    Title: Secretary, Treasurer

                                Omitted Schedules

      Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the Stock Purchase Agreement, dated as of July 8, 2004, among David B. Becker, John E. Taylor, as trustee of the David
B. Becker Family Trust, David B. Becker, as trustee of the David B. Becker Charitable Remainder Unitrust and RD Acquisition Corp., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.

                                      -2-